Exhibit 99.1

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2021

White Plains, New York, February 4, 2022 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $4.2 million, or $0.27 per basic and diluted common share, for the quarter ended December 31, 2021 compared to net income of $3.5 million, or $0.22 per basic and diluted common share, for the quarter ended December 31, 2020.

For the year ended December 31, 2021, the Company reported net income of $11.9 million, or $0.75 per basic and diluted common share, compared to $12.3 million, or $0.76 per basic and diluted common share. Earnings for the year ended December 31, 2021 were impacted by a $3.6 million write off reported in the third quarter of 2021.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report a strong finish to 2021 with a quarter of steady earnings and good asset quality, with no loans past due or in foreclosure at December 31, 2021. Despite the continuing COVID-19 pandemic, loan demand remained strong with originations increasing quarter over quarter. Our commitments, loans-in-process, and standby letters of credit outstanding totaled $749.0 million at December 31, 2021 compared to $565.3 million at December 31, 2020. At this time, we have one loan, with a conservative loan to value ratio, on deferral as a result of the COVID-19 pandemic. As has been in the past, construction lending for affordable housing units in high demand high absorption areas continues to be our focus.”

Highlights for the quarter and year ended at December 31, 2021 are as follows:

•	Net income increased by $695,000, or 19.8%, for the quarter ended December 31, 2021 compared to the same period in the prior year.

•	For the year ended December 31, 2021, the Company recorded net income of $11.9 million, or $0.75 per basic and diluted share.

•	Net interest income increased by $1.4 million, or 13.9%, for the quarter ended December 31, 2021 compared to the same period in 2020 and by $4.3 million, or 11.0%, for the year ended December 31, 2021 compared to the same period in 2020.

•	Asset quality metrics continued to remain strong with non-performing assets to total assets of 0.16% at December 31, 2021 compared to 0.58% at December 31, 2020. Our allowance for loan losses totaled $5.2 million, or 0.54% of total loans at December 31, 2021 compared to $5.1 million, or 0.62% of total loans at December 31, 2020.

•	In accordance with the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) since March 2020, we have granted pandemic-related loan payment deferrals to 196 loans totaling $190.9 million at the time payment deferral was requested. At December 31, 2021, we had one loan totaling $79,000 still in deferral status.

Balance Sheet Summary

Total assets increased by $256.8 million, or 26.5%, to $1.2 billion at December 31, 2021, from $968.2 million at December 31, 2020. The increase in assets was primarily due to increases in net loans of $148.4 million, cash and cash equivalents of $83.1 million, investment securities held-to-maturity of $10.5 million, investment in equity securities of $9.6 million, and premises and equipment of $5.2 million.

Cash and cash equivalents increased by $83.1 million, or 120.1%, to $152.3 million at December 31, 2021 from $69.2 million at December 31, 2020. The increase in cash was primarily attributable to an increase in deposits of $155.5 million coupled with an increase in stockholders’ equity primarily due to the completion of the second-step conversion offering that increased stockholders’ equity by $88.4 million, net of conversion costs. These sources of funds were deployed via an increase in loans of $148.4 million, an increase in investment securities held-to-maturity of $10.5 million, an increase in equity securities of $9.6 million, an increase in property and equipment of $5.2 million due primarily to the purchase of property for a new branch office, and cash dividends of $2.3 million.

Equity securities increased by $9.6 million, or 93.0%, to $19.9 million at December 31, 2021 from $10.3 million at December 31, 2020. The increase in equity securities was primarily attributed to the purchase of equity securities totaling $10.0 million, partially offset by market depreciation of $389,000.

Securities held-to-maturity increased by $10.5 million, or 142.2%, to $17.9 million at December 31, 2021 from $7.4 million at December 31, 2020. The increase was primarily due to the purchase of investment securities totaling $15.3 million, partially offset by maturities and pay-downs of $4.8 million.

Loans, net of the allowance for loan losses, increased by $148.4 million, or 18.1%, to $968.1 million at December 31, 2021 from $819.7 million at December 31, 2020. The increase in loans, net of the allowance for loan losses, was primarily due to loan originations of $727.3 million, consisting primarily of $603.4 million in construction loans with respect to which approximately 36.8% of the funds were disbursed at loan closings and the remaining funds to be disbursed over the terms of the construction loans.

Loan originations resulted in a net increase of $138.0 million in construction loans, $27.8 million in commercial and industrial loans, $1.3 million in mixed-use loans, and $1.0 million in one- to four-family loans. The increases in our loan portfolio were partially offset by decreases in non-residential loans of $13.7 million and multi-family loans of $6.1 million, coupled with normal pay-downs and principal reductions.

Premises and equipment increased by $5.2 million, or 28.0%, to $23.9 million at December 31, 2021 from $18.7 million at December 31, 2020 due to the acquisition of property for a new branch site located in Monsey, New York.

Foreclosed real estate was $2.0 million at both December 31, 2021 and December 31, 2020.

Right of use assets — operating decreased by $530,000, or 17.1%, to $2.6 million at December 31, 2021 from $3.1 million at December 31, 2020, primarily due to amortization.

Other assets decreased by $377,000, or 7.5%, to $4.7 million at December 31, 2021 from $5.1 million at December 31, 2020 due to a decrease in tax assets of $708,000 and a decrease in suspense accounts of $55,000, partially offset by an increase in prepaid expense of $365,000.

Total deposits increased by $155.5 million, or 20.1%, to $927.2 million at December 31, 2021 from $771.7 million at December 31, 2020. The increase was primarily due to an increase in non-interest bearing demand deposits of $109.5 million, or 49.5%, an increase in savings account balances of $83.2 million, or 81.8%, and an increase in NOW/money market accounts of $17.5 million, or 17.3%, from December 31, 2020 to December 31, 2021. These increases were partially offset by a decrease in certificates of deposit of $54.7 million, or 15.7%, from December 31, 2020 to December 31, 2021.

Federal Home Loan Bank advances were $28.0 million at both December 31, 2021 and December 31, 2020.

Advance payments by borrowers for taxes and insurance decreased by $374,000, or 16.6%, to $1.9 million at December 31, 2021 from $2.3 million at December 31, 2020 due primarily to the reduction in the commercial real estate loan portfolio.

Lease liability – operating decreased by $511,000, or 16.4%, to $2.6 million at December 31, 2021 from $3.1 million at December 31, 2020, primarily due to amortization.

Accounts payable and accrued expenses increased by $4.7 million, or 52.9%, to $13.5 million at December 31, 2021 from $8.8 million at December 31, 2020 due primarily to an increase in suspense accounts for loan closings of $2.7 million, an increase in deferred compensation of $496,000, an increase in dividend declared but not paid of $782,000, and an increase in accrued expenses of $692,000.

Stockholders’ equity increased by $97.6 million, or 63.4% to $251.4 million at December 31, 2021, from $153.8 million at December 31, 2020. The increase in stockholders’ equity was primarily a result of the completion of the second-step conversion offering which increased stockholders’ equity by $88.4 million, net of conversion costs, coupled with a $7.0 million from the retirement of treasury shares, offset by the $7.8 million cost related to the implementation of an employee stock ownership plan in connection with the second-step conversion.

The increase in stockholders’ equity was also due to net income of $11.9 million for the year ended December 31, 2021 and a reduction of $931,000 in unearned employee stock ownership plan shares, partially offset by dividends paid/declared of $2.9 million and $46,000 in other comprehensive income.

Net Interest Income

Net interest income totaled $11.7 million for the quarter ended December 31, 2021, as compared to $10.2 million for the quarter ended December 31, 2020. The increase in net interest income of $1.5 million, or 13.9%, was primarily due to an increase in interest income combined with a decrease in interest expense.

The increase in interest income is attributable to increases in loans, investment securities, equity securities, and interest-bearing deposits as we continued to deploy the proceeds raised in the second-step conversion. The decrease in interest expense is attributable to a decrease in the balances and cost of funds on our certificates of deposits, partially offset by increases in the balances and cost of funds in our interest-bearing demand deposits and our savings and club accounts.

In this regard, interest and dividend income increased by $833,000, or 7.0%, to $12.8 million for the quarter ended December 31, 2021 from $12.0 million for the quarter ended December 31, 2020 due to an increase in the average balance of interest earning assets of $196.9 million, or 22.3%, to $1.1 billion for the quarter ended December 31, 2021 from $881.7 million for the quarter ended December 31, 2020, partially offset by a decrease in the yield on interest earning assets by 69 basis points from 5.44% for the quarter ended December 31, 2020 to 4.75% for the quarter ended December 31, 2021.

Interest expense decreased by $593,000, or 33.9%, to $1.2 million for the quarter ended December 31, 2021 from $1.7 million for the quarter ended December 31, 2020 due to a decrease in the cost of interest bearing liabilities by 43 basis points from 1.22% for the quarter ended December 31, 2020 to 0.79% for the quarter ended December 31, 2021, partially offset by an increase in average interest bearing liabilities of  $8.3 million, or 1.5%, to $582.6 million for the quarter ended December 31, 2021 from $574.3 million for the quarter ended December 31, 2020.

Net interest margin decreased by 32 basis points, or 6.9%, during the quarter ended December 31, 2021 to 4.32% compared to 4.64% during the quarter ended December 31, 2020.

Net interest income totaled $43.3 million for the year ended December 31, 2021, as compared to $39.0 million for the year ended December 31, 2020. The increase in net interest income of $4.3 million, or 11.0%, was primarily due to the decrease in interest expense that exceeded a decrease in interest income.

In a manner consistent with the decrease in interest rates in response to the COVID-19 pandemic, our cost of interest bearing liabilities decreased much greater than our yield on interest earning assets as our interest bearing liabilities repriced much faster to lower rates than our yield on interest earning assets. In this regard, our cost of interest bearing liabilities decreased by 75 basis points from 1.65% for the year ended December 31, 2020 to 0.90% for the year ended December 31, 2021. Our yield on interest earning assets decreased by 67 basis points from 5.59% for the year ended December 31, 2020 to 4.92% for the year ended December 31, 2021.

Net interest margin decreased by 5 basis points, or 1.0%, during the year ended December 31, 2021 to 4.40% compared to 4.45% during the year ended December 31, 2020.

Provision for Loan Losses

The Company recorded no loan loss provision for the quarter ended December 31, 2021 compared to a loan loss provision of $53,000 for the quarter ended December 31, 2020. We had no charge-offs for the quarter ended December 31, 2021 compared to charge-offs totaling $354,000 for the quarter ended December 31, 2020. We recorded recoveries of $1,000 during each of the quarter ended December 31, 2021 and December 31, 2020.

The Company recorded a loan loss provision of $3.6 million for the year ended December 31, 2021 compared to a loan loss provision of $814,000 for the year ended December 31, 2020.

The provision recorded for the year ended December 31, 2021 was primarily attributed to the charge-off of $3.6 million during the quarter ended September 30, 2021 relating to a non-residential bridge loan secured by real estate with a balance of $3.6 million. The loan is secured by commercial real estate located in Greenwich, Connecticut and guaranteed by the two borrowers. The loan was originated in 2016 as a two-year bridge loan and, upon the borrower’s failure to satisfy the loan at the maturity date, the loan was accelerated and a foreclosure action was instituted. The loan remains in foreclosure but is subject to Connecticut’s continuing foreclosure backlog. The property securing the loan is subject to a parking easement and based on a recently updated appraisal showing the property’s value with the parking easement to be zero, the Company determined to write off the $3.6 million loan as a non-cash charge against the allowance for loan losses.

The Company is aggressively seeking recovery of all amounts due from the personal guarantors of the loan. However, the recovery process is uncertain and might take an extended period of time to resolve this matter. In the event the Company is successful against the guarantors, any recovery received would be added back to the allowance for loan losses and an analysis would be performed at that time to determine the appropriateness of the recovery into income.

The provision recorded for the year ended December 31, 2020 was primarily attributable to the perceived potential credit risk associated with the COVID-19 pandemic, although no specific or probable losses were identified at that time. Although the COVID-19 pandemic and the resulting recession has impacted the local economy, we have not experienced any significant deterioration of our borrowers’ ability to keep current in accordance with the terms of their obligations.

We charged-off $23,000 and $28,000 during the year ended December 31, 2021 and December 31, 2020, respectively, against various unpaid overdrafts in our demand deposit accounts. We recorded recoveries of $161,000 and $26,000 during the year ended December 31, 2021 and December 31, 2020, respectively.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2021 was $601,000 compared to non-interest income of $613,000 for the quarter ended December 31, 2020. The decrease in total non-interest income was primarily due to unrealized loss on equity securities of $174,000 during the quarter ended December 31, 2021 compared to an unrealized loss on equity securities of $10,000 during the quarter ended December 31, 2020 and a decrease of $82,000 in other non-interest income. These decreases were partially offset by an increase of $148,000 in other loan fees and service charges, an increase of $27,000 in investment advisory fees, and a net loss of $59,000 on the sale of fixed assets that occurred during the quarter ended December 31, 2020 compared to none during the quarter ended December 31, 2021.

Non-interest income for the year ended December 31, 2021 was $2.4 million compared to non-interest income of $2.5 million for the year ended December 31, 2020. The decrease in total non-interest income was primarily due to an unrealized loss of $389,000 in our equity securities in the 2021 period compared to an unrealized gain of $288,000 in the comparable period in 2020, a decrease of $153,000 in other non-interest income, and a decrease of $9,000 in bank owned life insurance income. These were partially offset by an increase of $523,000 in other loan fees and service charges, an increase of $89,000 in investment advisory fees, and a net gain of $7,000 on the sale of fixed assets in the 2021 period compared to a net loss of $61,000 on the sale of fixed assets in the 2020 period.

Non-Interest Expense

Non-interest expense increased by $54,000, or 0.8%, to $6.8 million for the quarter ended December 31, 2021 from $6.7 million for the quarter ended December 31, 2020. The increase resulted primarily from increases of $197,000 in other operating expense, $86,000 in occupancy expense, and $31,000 in advertising expense, partially offset by decreases of $130,000 in real estate owned expense, $48,000 in impairment loss on goodwill, $38,000 in equipment expense, $38,000 in outside data processing expense, and $6,000 in salaries and employee benefits.

Non-interest expense increased by $1.4 million, or 5.5%, to $26.5 million for the year ended December 31, 2021 from $25.1 million for the year ended December 31, 2020. The increase resulted primarily from increases of $1.2 million in salaries and employee benefits, $405,000 in other operating expense, $183,000 in occupancy expense, and $76,000 in equipment expense, partially offset by decreases of $220,000 in real estate owned expense, $119,000 in outside data processing expense, $98,000 in impairment loss on goodwill, and $29,000 in advertising expense.

Income Taxes

We recorded income tax expense of $1.3 million and $579,000 for the quarter ended December 31, 2021 and 2020, respectively. For the quarter ended December 31, 2021, we had approximately $189,000 in tax exempt income, compared to approximately $168,000 in tax exempt income for the quarter ended December 31, 2020. Our effective income tax rates were 23.6% and 14.2% for the quarter ended December 31, 2021 and 2020, respectively.

We recorded income tax expense of $3.7 million and $3.3 million for the year ended December 31, 2021 and 2020, respectively. For the year ended December 31, 2021, we had approximately $711,000 in tax exempt income, compared to approximately $671,000 in tax exempt income for the year ended December 31, 2020. Our effective income tax rates were 23.6% and 21.0% for the year ended December 31, 2021 and 2020, respectively.

Asset Quality

During the year ended December 31, 2021, non-performing assets decreased by $3.6 million, or 64.2%, to $2.0 million from $5.6 million as of December 31, 2020. The decrease in non-performing assets was primarily due to the previously disclosed charge-off of $3.6 million on a non-accrual, non-residential bridge loan during the third quarter of 2021. We had no non-performing loans at December 31, 2021 compared to one non-performing loan at December 31, 2020. Our ratio of non-performing assets to total assets remained low at 0.16% as of December 31, 2021 compared to 0.58% as of December 31, 2020.

Based on a review of the loans that were in the loan portfolio at December 31, 2021, management believes that the allowance is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

The Company’s allowance for loan losses totaled $5.2 million, or 0.54% of total loans as of December 31, 2021, compared to $5.1 million, or 0.62% of total loans as of December 31, 2020.

Capital

The Company’s total stockholder’s equity to assets was 20.52% as of December 31, 2021. At December 31, 2021, the Company had the ability to borrow $29.4 million from the Federal Home Loan Bank of New York.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of December 31, 2021, the Bank had a tier 1 leverage capital ratio of 16.79% and a total risk-based capital ratio of 14.87%.

Annual Meeting of Stockholders

On February 4, 2022, the Company also announced that its annual meeting of stockholders will be held on May 26, 2022.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its ten branch offices located in Bronx, New York, Orange, and Rockland Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,	December 31,
	2021	2020
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$8,344	$7,613
Interest-bearing deposits	143,925	61,578
Total Cash and cash equivalents	152,269	69,191
Certificates of deposit	100	100
Equity securities	19,943	10,332
Securities available-for-sale, at fair value	1	2
Securities held-to-maturity (fair value of $17,383 and $7,519, respectively)	17,880	7,382
Loans receivable	972,851	824,708
Deferred loan costs, net	484	113
Allowance for loan losses	(5,242)	(5,088)
Net loans	968,093	819,733
Premises and equipment, net	23,907	18,675
Investments in restricted stock, at cost	1,569	1,595
Bank owned life insurance	25,291	24,691
Accrued interest receivable	4,283	3,838
Goodwill	651	651
Real estate owned	1,996	1,996
Property held for investment	1,481	1,518
Right of Use Assets – Operating	2,564	3,094
Right of Use Assets – Financing	359	363
Other assets	4,683	5,060
Total assets	$1,225,070	$968,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$330,853	$221,371
Interest bearing	596,311	550,335
Total deposits	927,164	771,706
Advance payments by borrowers for taxes and insurance	1,884	2,258
Federal Home Loan Bank advances	28,000	28,000
Lease Liability – Operating	2,604	3,115
Lease Liability – Financing	496	460
Accounts payable and accrued expenses	13,540	8,857
Total liabilities	973,688	814,396

Stockholders’ equity:
Preferred stock, $0.01 and $0.01 par value; 25,000,000 shares and 1,340,000 shares authorized; none issued or outstanding, respectively	—	—
Common stock, $0.01 and $0.01 par value; 75,000,000 shares and 25,460,000 shares authorized; 16,377,936 shares and 17,721,500 shares issued; and 16,377,936 shares and 16,340,779 shares outstanding, respectively¹	$164	$132
Additional paid-in capital	145,335	56,901
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(8,301)	(1,296)
Treasury stock – at cost, 0 and 1,380,721 shares, respectively¹	-	(7,032)
Retained earnings	114,323	105,305
Accumulated other comprehensive loss	(139)	(185)
Total stockholders’ equity	251,382	153,825
Total liabilities and stockholders’ equity	$1,225,070	$968,221

¹Shares amounts related to periods prior to the July 12, 2021 closing of the conversion offering have been restated to give retroactive recognition to the 1.34 exchange ratio applied in the conversion offering.

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended December 31		Year Ended December 31
	2021	2020	2021	2020
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$12,661	$11,880	$47,898	$48,202
Interest-earning deposits	41	13	115	360
Securities	114	90	391	415
Total Interest Income	12,816	11,983	48,404	48,977
INTEREST EXPENSE:
Deposits	969	1,562	4,359	9,254
Borrowings	178	178	706	687
Financing lease	9	9	36	36
Total Interest Expense	1,156	1,749	5,101	9,977
Net Interest Income	11,660	10,234	43,303	39,000
Provision for loan loss	—	53	3,610	814
Net Interest Income after Provision for Loan Losses	11,660	10,181	39,693	38,186
NON-INTEREST INCOME:
Other loan fees and service charges	472	324	1,568	1,045
Gain (loss) on disposition of equipment	—	(59)	7	(61)
Earnings on bank owned life insurance	153	153	600	609
Investment advisory fees	133	106	514	425
Unrealized gain (loss) on equity securities	(174)	(10)	(389)	288
Other	17	99	54	207
Total Non-Interest Income	601	613	2,354	2,513
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,773	3,779	14,996	13,809
Occupancy expense	581	495	2,115	1,932
Equipment	275	313	993	917
Outside data processing	434	472	1,652	1,771
Advertising	55	24	139	168
Impairment loss on goodwill	-	48	-	98
Real estate owned expense	8	138	93	313
Other	1,630	1,433	6,485	6,080
Total Non-Interest Expenses	6,756	6,702	26,473	25,088
INCOME BEFORE PROVISION FOR INCOME TAXES	5,505	4,092	15,574	15,611
PROVISION FOR INCOME TAXES	1,297	579	3,669	3,282
NET INCOME	$4,208	$3,513	$11,905	$12,329

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic and diluted¹	$0.27	$0.22	$0.75	$0.76
Weighted average shares outstanding - basic and diluted¹	15,501	16,163	15,854	16,150
Performance ratios/data:
Return on average total assets	1.46%	1.49%	1.13%	1.31%
Return on average shareholders' equity	6.71%	9.20%	6.03%	8.31%
Net interest income	$11,660	$10,234	$43,303	$39,000
Net interest margin	4.32%	4.64%	4.40%	4.45%
Efficiency ratio	55.10%	62.25%	57.98%	60.43%
Net charge-off ratio	0.00%	0.17%	0.40%	0.04%

Loan portfolio composition:	December 31, 2021	December 31, 2020
One-to-four family	$7,189	$6,170
Multi-family	84,426	90,506
Mixed-use	31,827	30,508
Total residential real estate	123,442	127,184
Non-residential real estate	46,933	60,665
Construction	683,830	545,788
Commercial and industrial	118,378	90,577
Consumer	268	494
Gross loans	972,851	824,708
Deferred loan (fees) costs, net	484	113
Total loans	$973,335	$824,821
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	3,572
OREO property	1,996	1,996
Total non-performing assets	$1,996	$5,568

Allowance for loan losses to total loans	0.54%	0.62%
Allowance for loan losses to non-performing loans	NA	142.44%
Non-performing loans to total loans	0.00%	0.43%
Non-performing assets to total assets	0.16%	0.58%

Bank's Regulatory Capital ratios:
Common equity tier 1 capital to risk-weighted assets	15.28%	13.72%
Total capital to risk-weighted assets	14.87%	13.23%
Tier 1 capital to risk-weighted assets	14.87%	13.23%
Tier 1 leverage ratio	16.79%	14.79%

¹Shares amounts related to periods prior to the July 12, 2021 closing of the conversion offering have been restated to give retroactive recognition to the 1.34 exchange ratio applied in the conversion offering.

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended December 31, 2021			Quarter Ended December 31, 2020
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$933,783	$12,661	5.42%	$811,487	$11,880	5.86%
Securities (1)	30,435	114	1.50%	19,507	90	1.85%
Other interest-earning assets	114,356	41	0.14%	50,694	13	0.10%
Total interest-earning assets	1,078,574	12,816	4.75%	881,688	11,983	5.44%
Allowance for loan losses	(5,242)			(5,182)
Non-interest-earning assets	77,027			68,584
Total assets	$1,150,359			$945,090

Interest-bearing demand deposit	$119,598	$193	0.65%	$97,501	$153	0.63%
Savings and club accounts	133,938	153	0.46%	100,538	84	0.33%
Certificates of deposit	301,062	623	0.83%	348,224	1,326	1.52%
Total interest-bearing deposits	554,598	969	0.70%	546,263	1,563	1.14%
Borrowed money	28,000	187	2.67%	28,000	186	2.66%
Total interest-bearing liabilities	582,598	1,156	0.79%	574,263	1,749	1.22%
Non-interest-bearing demand deposit	299,911			202,587
Other non-interest-bearing liabilities	17,036			15,545
Total liabilities	899,545			792,395
Equity	250,814			152,695
Total liabilities and equity	$1,150,359			$945,090

Net interest income / interest spread		$11,660	3.96%		$10,234	4.22%
Net interest rate margin			4.32%			4.64%
Net interest earning assets	$495,976			$307,425
Average interest-earning assets to interest-bearing liabilities	185.13%			153.53%

(1)	Includes Federal Home Loan Bank of New York stock.

	Year Ended December 31, 2021			Year Ended December 31, 2020
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$866,518	$47,898	5.53%	$797,735	$48,202	6.04%
Securities (1)	24,602	391	1.59%	20,264	415	2.05%
Other interest-earning assets	91,999	115	0.13%	58,438	360	0.62%
Total interest-earning assets	983,119	48,404	4.92%	876,437	48,977	5.59%
Allowance for loan losses	(5,154)			(4,965)
Non-interest-earning assets	72,855			67,494
Total assets	$1,050,820			$938,966

Interest-bearing demand deposit	$114,940	$696	0.61%	$104,390	$768	0.74%
Savings and club accounts	108,877	328	0.30%	101,738	626	0.62%
Certificates of deposit	316,690	3,335	1.05%	372,535	7,860	2.11%
Total interest-bearing deposits	540,507	4,359	0.81%	578,663	9,254	1.60%
Borrowed money	28,000	742	2.65%	26,811	723	2.70%
Total interest-bearing liabilities	568,507	5,101	0.90%	605,474	9,977	1.65%
Non-interest-bearing demand deposit	260,529			172,508
Other non-interest-bearing liabilities	24,310			12,595
Total liabilities	853,346			790,577
Equity	197,474			148,389
Total liabilities and equity	$1,050,820			$938,966

Net interest income / interest spread		$43,303	4.03%		$39,000	3.94%
Net interest rate margin			4.40%			4.45%
Net interest earning assets	$414,612			$270,963
Average interest-earning assets to interest-bearing liabilities	172.93%			144.75%

(1)	Includes Federal Home Loan Bank of New York stock.